Exhibit 99.1

Arcimoto Reports Third Quarter 2020 Financial
Results and Provides Corporate Update

Production and delivery of customer vehicles resumes, highlighting progress on every front

EUGENE, Ore., Nov. 16, 2020–Arcimoto, Inc.® (NASDAQ: FUV), makers of affordable, practical, and joyful pure electric vehicles for everyday commuters and fleets, today announced financial results for the Company’s third quarter ended September 30, 2020, highlighting recent corporate developments and updates.

Management will host an investor webcast today, Nov. 16, at 2:00 p.m. PST (5:00 p.m. EST), to discuss Arcimoto's third quarter 2020 financial results, provide a corporate update, and conclude with Q&A from participants. Details of the webcast are as follows:

Third Quarter 2020 Investor Webcast

Date: Monday, November 16, 2020

Time: 2:00 p.m. PST (5:00 p.m. EST)

Webcast: https://us02web.zoom.us/webinar/register/WN_vQYFwl1QQVeCS3UM_B9lbg

Please log in 10 minutes before the start of the webcast to ensure timely participation.

A playback of the webcast will be available for replay for 60 days on the Investor Relations section of the Arcimoto website at www.arcimoto.com/investor.

Q3 2020 and Recent Company Highlights:

●	Resumed production and delivery efforts, putting more Arcimotos in customers’ driveways, including 31 vehicles delivered in the month of September alone.

●	Teamed with DHL to enable nationwide home delivery of Arcimoto vehicles, representing an incredible milestone for the Company’s direct-to-customer sales model as it plans for mass production with a seamless delivery solution.

●	Launched multiple high-visibility pilot programs of Arcimoto vehicles, including a promotional Futbol Utility Vehicle for the Baltimore-Maryland 2026 World Cup Host Committee to bring 2026 FIFA World Cup and sustainable transportation to Baltimore and a Wahlburger Deliverator for their new franchise on the boardwalk of the world-renowned Historic Key West Seaport.

●	Secured a $10 million common stock only registered direct offering to strengthen the Company’s balance sheet at the strongest valuation in the Company’s financing history.

●	Continued collaboration with industry partners, notably Detroit legends Munro & Associates, in the push to mass production.

●	Reported a continuation of quarter-over-quarter net increase in pre-orders that the company looks to fulfill as quickly as possible.

●	Began development of the Arcimoto Roadster to compete in the recreational motorcycle segment.

Management Commentary

“In Q3, we launched multiple high-visibility pilot programs for our vehicles, continued our collaboration with industry scale experts, teamed with a global logistics giant to prepare for nationwide delivery of our products, and advanced long-term growth and development programs in every department of the company,” said Chief Strategy Officer Jesse Fittipaldi.

“In spite of the challenges the world has faced in 2020 – including a global pandemic, large-scale firestorms, and interrupted manufacturing logistics and supply chains – the Arcimoto team has accomplished much to improve upon the end-to-end manufacturing and assembly processes,” commented Chief Operating Officer Terry Becker. “I am extremely proud of the effort and teamwork put forth.”

“YTD September 30, 2020 revenue surpassed every prior full year, and our balance sheet is the strongest it has been in the company’s history,” said Douglas Campoli, CFO and Treasurer. “While making progress on every front, we maintained Arcimoto’s core financial mandates of fiscal discipline and capital efficiency.”

“Q3 showed us getting back into the saddle on the production and delivery fronts, and the sales and marketing team kicked into high gear to meet that demand. We launched the beta FUV Configurator on our website and subsequently opened FUV reservations to our West Coast preorder customers to fill the production queue through the end of the year,” said Chief Marketing Officer Eric Fritz. “We also completed and launched several videos and marketing campaigns to support that effort, including We Build Rides, Venice Venture, Arcimoto Votes, FUV Owner Testimonials, and an introduction to the Roadster prototype.”

“I was trying to think up the perfect summary quote for a truly transformational quarter, but nothing came to mind,” said Mark Frohnmayer, Founder and CEO. “Guess I need to take another rip around town on the Roadster. See you on the call!”

Third Quarter of 2020 Financial Results

Total revenue in the third quarter of 2020 was $683,895 as compared to revenue of $33,311 for the same period in 2019. The increased revenue in the current year period was due to resuming vehicle production and customer deliveries, including a total of 31 vehicles delivered in the month of September alone. From production start in September 2019, to September 30, 2020, the Company has produced 136 production vehicles in total, up from the 57 produced by December 31, 2019.

The Company incurred a net loss of approximately $4.6 Million or ($0.15) per share, in the third quarter of 2020 versus a net loss of approximately $4.0 Million or ($0.22) per share, for the same prior-year period.

The Company had approximately $17 million in cash and cash equivalents as of September 30, 2020, compared to approximately $5.8 million in cash and cash equivalents as of December 31, 2019.

About Arcimoto

Arcimoto (NASDAQ: FUV) develops and manufactures ultra-efficient and affordable electric vehicles to help the world shift to a sustainable transportation system. Now available to preorder customers on the West Coast, the Arcimoto FUV is purpose-built for everyday driving, transforming ordinary trips into pure-electric joyrides. Available for preorder, the Deliverator and Rapid Responder provide last-mile delivery and emergency response functionality, respectively, at a fraction of the cost and environmental impact of traditional gas-powered vehicles. Every Arcimoto vehicle is built at the Arcimoto Manufacturing Plant in Eugene, Oregon. For more information, please visit Arcimoto.com.

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Public Relations Contact:
Susan Donahue
Main: 646-454-9378
pr@arcimoto.com

Investor Relations Contact:
investor@arcimoto.com

Arcimoto Fleet Sales:
Sam Fittipaldi
sales@arcimoto.com

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